Exhibit 10.1

FORM OF LETTER AGREEMENT

            , 2010

HAND DELIVERED

[Officer Name]

Dear [Officer Name]:

Fifth Third Bancorp (the “Company”) is a participant the Capital Purchase Program (“CPP”) established by the United States Department of Treasury (“Treasury”) under its Troubled Asset Relief Program (“TARP”) pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”).

For the Company to participate in the CPP in December 2008, the Company was required to establish specified standards for incentive compensation to its Senior Executive Officers and to make changes to its compensation arrangements to comply with EESA and, pursuant to those changes, entered into a letter agreement with you (“Prior Agreement”). This letter supersedes and replaces the Prior Agreement between you and the Company.

The American Recovery and Reinvestment Act of 2009 (the “ARRA”) amended and replaced the executive compensation provisions of EESA in their entirety and directed the Secretary of the Treasury to establish executive compensation and corporate governance standards applicable to TARP Recipients, including the Company, and makes these standards applicable to both Senior Executive Officers and certain Most Highly-Compensated Employees. On June 15, 2009, the Secretary of the Treasury established these standards by promulgating an Interim Final Rule under 31 C.F.R. Part 30 (the “Interim Final Rule”). The EESA executive compensation standards, as amended and replaced by the ARRA, and the Interim Final Rule are collectively referred to as the “TARP Compensation Standards”.

Among other things, the TARP Compensation Standards:

(1)	prohibit the Company from paying any Golden Parachute Payment to any Senior Executive Officer or any of the five next Most Highly-Compensated Employees during the TARP Period;

(2)	prohibit the Company from paying or accruing any Bonus Payment during the TARP Period to any Senior Executive Officer or any of the twenty (20) next Most Highly-Compensated Employees of the Company;

(3)	require the Company to recover or “clawback” any Bonus Payment paid or accrued during the TARP Period to any Senior Executive Officer or any of the twenty (20) next Most Highly-Compensated Employees of the Company, including, without limitation, any amounts paid under the Fifth Third Bancorp Variable Compensation Plan, if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(4)	prohibit the Company from providing Gross-Ups to its Senior Executive Officer or the twenty (20) next Most Highly-Compensated Employees; and

(5)	prohibit the Company from maintaining any Senior Executive Officer Compensation Plan or any Employee Compensation Plan that would encourage excessive risk or manipulation of earnings.

This letter sets forth the agreement between the Company and you as to the amendment of the compensation plans or arrangements in which you participate, are eligible to participate or may become eligible to participate, and the agreements to which the Company and you are party that: (i) provide for payment of a Bonus or Incentive Compensation; (ii) provide a Golden Parachute Payment; and (iii) provide other Compensation or benefits the payment or accrual of which by the Company are restricted by the TARP Compensation Standards (“Benefit Plans”). In consideration of the benefits you received and will receive as a result of the Company’s participation in TARP, you agree to consent to such modifications or amendments to each of the Company’s Benefit Plans to the extent necessary to comply with the TARP Compensation Standards. The requirements of this letter shall apply to you for so long you are a Senior Executive Officer or a Most Highly-Compensated Employee during the TARP Period.

This letter shall be interpreted as follows:

•	Capitalized terms not defined herein shall have the meanings ascribed to them in the Interim Final Rule and shall be interpreted and construed consistent with such Interim Final Rule.

•	The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.2.

•	The determination of whether you are or remain a Senior Executive Officer or a Most Highly-Compensated Employee shall be made pursuant to 31 C.F.R. § 30.3.

•

Provisions of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA and the TARP Compensation Standards (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter). The Interim Rule is subject to revision by Treasury. This letter agreement shall be amended as may be necessary to fully comply with the TARP Compensation Standards and any further interpretations thereunder as well as any amendments to existing applicable law or regulation or any new law or regulation.

To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of the State of Ohio without regard the provisions thereof that would apply the law of any other State. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile shall be deemed an original signature.

The Company appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

FIFTH THIRD BANCORP

By:
Name:	Teresa J. Tanner
Title:	Executive Vice President &
Chief Human Resources Officer

I acknowledge and accept the foregoing terms
and intend to be legally bound by the same.

[Officer Name]

Date: